Exhibit 99.1


             K-Swiss Reports Record Second Quarter Results


    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 29, 2003--K-Swiss Inc. (NASDAQ/NM: KSWS) today announced record results for the second quarter ended June 30, 2003.

    Financial Highlights

    Net earnings and net earnings per diluted share for the second quarter of 2003 increased 108.0% and 123.3%, respectively, to $12,619,000, or $0.67 per diluted share, compared with $6,068,000, or $0.30 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the six months ended June 30, 2003, increased 66.9% and 76.0%, respectively, to $26,263,000, or $1.39 per diluted share, compared with $15,736,000, or $0.79 per diluted share, at June 30, 2002.
    For the second quarter of 2003, total worldwide revenues increased 49.4% to $111,831,000 compared with $74,868,000 in the prior-year period. Domestic revenues increased 51.8% to $98,104,000 in the second quarter, and international revenues increased 34.1% to $13,727,000. Total worldwide revenues for the first six months of 2003 increased 46.4% to $227,764,000 compared with $155,539,000 in the first six months of 2002. Domestic revenues increased 47.6% to $198,918,000 in the first half of 2003, while international revenues increased 39.1% to $28,846,000.

    Futures Orders

    Worldwide futures orders with start ship dates from July through December 2003 increased 82.7% to $159,073,000 at June 30, 2003, compared with $87,087,000 at June 30, 2002. Domestic futures orders increased 88.8% to $140,868,000 at June 30, 2003, from $74,634,000 at
June 30, 2002. International futures orders increased 46.2% to $18,205,000 at June 30, 2003, from $12,453,000 the previous year.

    Stock Repurchase Program

    The Company purchased 40,000 shares of Class A Common Stock during the second quarter of 2003 for a total expenditure of approximately $1,196,000 as part of its stock repurchase program. Since August 1996, K-Swiss has purchased a total of 11.4 million shares of Class A Common Stock for a total expenditure of $102.8 million.

    Dividend Increase

    K-Swiss also announced that the Board of Directors has approved a 100% increase in the Company's cash dividend. The cash dividend will be increased from the annual rate of $0.04 per share to $0.08 per share and will commence with the quarterly cash dividend that will be declared as of September 30, 2003.
    Commenting on the announcement, Steven Nichols, Chairman of the Board and President, stated, "The combination of great brand positioning, strong demand for our Classics products, improved results from our Training category, as well as higher gross margins, led to stellar earnings growth. With the sustained growth in margins, there clearly is a benefit to keeping our products exclusive for our retail partners as new offerings continue to sell through well at retail. We have been very active and focused in our efforts to support this demand and will continue to concentrate on keeping the K-Swiss brand fresh and exciting through great products and marketing."
    K-Swiss also issued guidance for the third quarter of 2003 and raised its guidance for 2003. The Company expects revenues for the third quarter of 2003 will be in the range of $100 to $108 million and earnings per diluted share to be in the range of $0.43 to $0.50. The Company expects full year revenues to be $395 to $405 million and expects to report full year earnings per diluted share of approximately $2.20 to $2.30.
    These estimates for the third quarter and the year reflect continued investments in marketing, sales, and product development for the National Geographic and Royal Elastics brands as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be in the 44% range for the year; SG&A will not rise above $108 million for the year; cancellations will be moderate; and the Company's growth initiative with respect to National Geographic and Royal Elastics will not exceed a net loss of $0.48 per share for the entire year ($0.34 of which has been recognized in the first half of 2003).
    Mr. Nichols added, "Based upon the results for the second quarter, and the pace of our futures order backlog, we are pleased to again raise our earnings guidance for the year. We have posted strong increases in both our third and fourth quarter backlog, which has produced a favorable outlook for us. The continued momentum from the K-Swiss brand allows us to focus on initiatives that should begin to make meaningful contributions in 2004 and beyond, mainly investments in our European operations and Royal Elastics. We are pleased with the progress we have made in building international sales and backlog."

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its second quarter 2003 earnings release on July 29, 2003, at 10:00 am EDT. The number to call for this interactive teleconference is (719) 457-2617. A replay of this conference call will be available until August 5, 2003, by dialing (719) 457-0820 and entering the passcode, 645516.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.companyboardroom.com on July 29, 2003, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 12, 2003.
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics and National Geographic brands. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear. National Geographic Footwear, under an exclusive license from the National Geographic Society, offers outdoor-oriented and casual footwear.

    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, National Geographic brand and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2003, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                              Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                             -------------------   -------------------
                                 (Unaudited)           (Unaudited)
                               2003       2002       2003       2002
                             --------   --------   --------   --------
Revenues                     $111,831    $74,868   $227,764   $155,539
Cost of goods sold             61,994     42,239    127,456     86,879
                             --------   --------   --------   --------
   Gross profit                49,837     32,629    100,308     68,660
Selling, general and
 administrative expenses       29,103     23,065     57,138     43,066
                             --------   --------   --------   --------
   Operating profit            20,734      9,564     43,170     25,594
Interest income, net              123        254        239        451
                             --------   --------   --------   --------
   Earnings before income
    taxes                      20,857      9,818     43,409     26,045
Income tax expense              8,238      3,750     17,146     10,309
                             --------   --------   --------   --------
   Net earnings               $12,619     $6,068    $26,263    $15,736
                             ========   ========   ========   ========
Basic earnings per share        $0.72      $0.33      $1.48      $0.85
                             ========   ========   ========   ========
Diluted earnings per share      $0.67      $0.30      $1.39      $0.79
                             ========   ========   ========   ========
Weighted average number of
 shares outstanding
   Basic                       17,648     18,561     17,714     18,523
   Diluted                     18,905     19,955     18,915     19,847


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                         June 30,
                                                     2003       2002
                                                   --------   --------
                                ASSETS                 (Unaudited)

CURRENT ASSETS
Cash and cash equivalents                           $51,726    $73,444
Accounts receivable, net                             76,258     50,823
Inventories                                          59,721     34,037
Prepaid expenses and other                            2,198      1,435
Deferred taxes                                        4,197      1,555
                                                   --------   --------
   Total current assets                             194,100    161,294
PROPERTY, PLANT AND EQUIPMENT, NET                    8,438      7,978
OTHER ASSETS
Intangible assets                                     7,297      8,238
Other                                                 4,363      3,603
                                                   --------   --------
                                                     11,660     11,841
                                                   --------   --------
                                                   $214,198   $181,113
                                                   ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank lines of credit                                    $--       $136
Trade accounts payable                               19,242      8,877
Accrued liabilities                                  23,245     17,849
                                                   --------   --------
   Total current liabilities                         42,487     26,862
OTHER LIABILITIES                                     9,184      6,718
DEFERRED TAXES                                        5,650      6,476
STOCKHOLDERS' EQUITY                                156,877    141,057
                                                   --------   --------
                                                   $214,198   $181,113
                                                   ========   ========



    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100